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Exhibit 10.5

July 2, 2007

William F. Kreisher
5262 West Bank Drive
Marietta, GA 30068

Dear Bill:

        I am delighted to offer you the position of Senior Vice President, Corporate Development of Atlantic Tele-Network, Inc. (the "Company"). As discussed, the offer is subject to formal approval by our Board of Directors as this is an executive officer position. If accepted by you and approved by the Board, you will report to the Chief Executive Officer.

        We would hope that you would be able to start by August 1, 2007, but, as we have discussed, we would be willing to discuss alternative start dates if important to your current employer, AT&T. In addition, ATN will want to have a conversation with senior executives at AT&T, an important customer of ATN's, prior to commencement of your employment.

        Your initial salary will be $208,000 per year, payable bi-weekly. In addition, you will be eligible for a performance bonus of up to 50% of your base salary (pro-rated in the first year). In your first year, a portion of your bonus (at least 33% of the maximum potential bonus) will be based on Company performance (net income and EBITDA) and the balance will be based on meeting some personal year-end objectives that we will jointly agree upon shortly after you start.

        Subject to board approval, you will also be issued 10,000 shares of restricted stock (worth approximately $290,000 on the day of this letter) and options to purchase 55,000 shares of the Company's common stock, both with four-year proportional annual vesting, although the compensation committee may provide for accelerated vesting of a portion of the restricted stock if needed for tax reasons. The options will carry a ten-year term and an exercise price equal to fair market value on the date of grant. The options and stock would be issued on the later of your start date and the date of formal action by the Compensation Committee, which at the latest will consider the grant proposal at its September meeting. If you are successful on the corporate development front in the first year or so, I would anticipate recommending to the committee that you receive a significant additional grant at that time. The options do not currently have accelerated vesting on change of control, but our newer, restricted stock plan does provide for acceleration if termination follows a change of control. We are looking at putting a new omnibus equity plan in place and I will propose to the board that we put a uniform double trigger acceleration provision in place, at least for officers of the parent company, that applies to all outstanding options, restricted stock and the like. I think such a provision is very much common practice for senior officers and, while I cannot promise board/committee approval, I like our chances of getting it done.

        You are also eligible to participate in the Employees Savings Trust, which currently provides for a Company annual contribution (regardless of employee contribution) to a 401(k) account of an amount equal to approximately 12% of your annual salary regardless of employee contribution, subject to the terms of that plan including an initial eligibility requirement of six months prior employment and entry allowed on January 1 or July 1 of each year. The plan is also subject to modification or termination by the Company, at its discretion and you should be aware that, because of issues raised by our recent acquisitions, the Company is considering replacing the plan with another deferred compensation, tax efficient vehicle. I encourage you to talk to our CFO, Justin Benincasa, if you would like further information on this possibility.

        As a Company employee, you will be eligible for medical, dental, vision, life insurance, and disability benefits as described in a summary of benefits we will send to you separately. The premiums for these benefits currently are paid 100% by the Company and you may add your spouse or immediate family, although our expectation is that the Company will be moving towards requiring some employee co-pay of premiums to defray some of our rising health expenses. You will earn vacation at the rate of four weeks per year accrued monthly, beginning immediately. A copy of the current Atlantic Tele-Network Employee Manual will be provided to you after your start date and you are expected to sign and return a form acknowledging you have read and understood the Company's policies.

        This position will be based at Company headquarters in Salem, Massachusetts. I am aware that you might find it difficult to move here immediately and we would be willing to discuss an arrangement for you to work out of Commnet's Atlanta offices for some period of time. The Company will pay all reasonable out of pocket costs of your family's move to the Salem area, including the fees of a real estate agent retained to sell your house in Atlanta. The Company will also pay for up a reasonable amount of indirect moving costs, such as travel expenses for house-hunting trips for your family, but would not expect those costs to exceed $5,000.

        If you accept this offer, you will be an employee-at-will, which means that either you or the Company are free to terminate the employment relationship at any time with or without cause. None of the Company's officers have employment agreements, excluding officers of our subsidiaries, and we can discuss this further if you like.

        By joining the Company you are agreeing not to engage in any competitive work during your employment or within six months after leaving its employment, voluntarily or involuntarily. For the purposes of this document, competitive work is defined as performing work for, or directly benefiting competitors of the Company or any of our subsidiaries or affiliates.

Sincerely,

/s/ Michael T. Prior

Michael T. Prior
Atlantic Tele-Network, Inc.
Chief Executive Officer

I accept the above employment offer and confirm a start date of [August 20], 2007.

/s/ William F. Kreisher Name:	Date:

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  Exhibit 10.5